UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2010

            General Electric Company

(Exact name of registrant as specified in

its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.   Entry into a Material Definitive Agreement.

As previously announced on December 3, 2009, General Electric Company (“GE”), NBC Universal, Inc. (“NBCU”) and Comcast Corporation (“Comcast”) entered into a master agreement (the “Master Agreement”) pursuant to which GE and Comcast will form a joint venture which will consist of the NBCU businesses and Comcast’s cable networks. In connection with the joint venture transaction, NBCU obtained a commitment letter from various lenders to provide NBCU with $9.1 billion of financing (plus a $750 million revolving credit facility). On March 19, 2010, NBCU entered into definitive agreements providing the financing contemplated by the commitment letter. These agreements consist of (a) a three-year credit agreement (the “Three-Year Credit Agreement”) and (b) a 364-day bridge loan agreement (the “Bridge Loan Agreement”) with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent.

Three-Year Credit Agreement.   The Three-Year Credit Agreement provides a $3 billion term loan facility and a $750 million revolving facility to NBCU. When drawn, the proceeds of (a) the revolving loans will be used to pay fees and expenses in connection with the joint venture transaction and for other general corporate purposes and working capital of NBCU and its subsidiaries and (b) the term loans will be used for the same purposes as the revolving loans and to finance a portion of the distribution NBCU will make to GE in connection with the closing of the joint venture transaction.

The lenders are obligated to fund under the Three-Year Credit Agreement on the date that certain conditions are met or waived (the “closing date”), including: (a) the closing of the joint venture transaction; (b) since January 1, 2009, there being no material adverse effect on NBCU and the businesses to be contributed by Comcast to the joint venture, taken as a whole; (c) a rating, taking into account the joint venture transaction, of at least Baa3 (with stable (or better) outlook) from Moody’s and at least BBB- (with stable (or better) outlook) from S&P; and (d) a consolidated leverage ratio (based on the ratio of consolidated total debt to consolidated EBITDA) not to exceed 4.85 to 1.00 on a pro forma basis after giving effect to the joint venture transaction.

If the closing date under the Three-Year Credit Agreement has not occurred, the commitments of the lenders will automatically terminate on the earlier to occur of (a) the termination of the Master Agreement by the parties thereto and (b) December 3, 2010 (or such later date as the outside termination date after which either GE or Comcast can terminate the Master Agreement may be extended, but in any event no later than June 3, 2011). Each lender would need to agree to any extension beyond June 3, 2011.

The term loans and revolving loans generally will bear interest at a rate per annum based upon, at NBCU’s option, the base rate or the Eurodollar rate, plus in each case, a ratings-based margin. If any bridge loans are borrowed under the Bridge Loan Agreement and remain outstanding, the interest rates under the Three-Year Credit Agreement will increase. NBCU will pay an unused commitment fee to the revolving lenders under the Three-Year Credit Agreement, commencing from the closing date of the Three-Year Credit Agreement, and prior to the closing date, NBCU will also pay a ticking fee to the term loan and revolving lenders based on the average daily amount of their commitments.

The term loans amortize over time and mature on the third anniversary of the closing date. The revolving facility matures on the third anniversary of the closing date, and such maturity date may be extended from time to time for up to two additional one-year periods at NBCU’s request and with the revolving facility lenders’ approval.

The Three-Year Credit Agreement includes customary representations and warranties, affirmative and negative covenants and events of default. Upon the occurrence and during the continuation of an event of default, the administrative agent may (and upon request of the required lenders shall), terminate all

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commitments and declare all unpaid loans, accrued and unpaid interest and other amounts payable thereunder immediately due and payable.

Bridge Loan Agreement.   The Bridge Loan Agreement provides a $6.1 billion bridge loan facility. The proceeds of the bridge loans will be used for the same purposes as the proceeds of the term loans under the Three-Year Credit Facility. The obligation of the lenders under the Bridge Loan Agreement to fund the bridge loans are generally subject to the same conditions as are applicable to the funding of the loans under the Three-Year Credit Agreement and the commitments of the lenders under the Bridge Loan Agreement generally are terminable under the same conditions as the commitments under the Three-Year Credit Agreement.

The bridge loans have interest rate and fee terms that generally are similar to those applicable to the term loans. In addition, NBCU will pay duration fees, increasing over time, based on the aggregate outstanding amount of the bridge loans. The bridge loans mature 364 days after the closing date of the Bridge Loan Agreement. The Bridge Loan Agreement requires a mandatory reduction of the bridge loan commitments if, on or after March 19, 2010 but prior to the closing date of the Bridge Loan Agreement, NBCU receives cash proceeds from certain asset sales, recovery events, equity issuances and debt issuances. The Bridge Loan Agreement requires a mandatory prepayment of the bridge loans if, on or after the closing date of the Bridge Loan Agreement, NBCU receives cash proceeds from certain asset sales, recovery events, equity issuances and debt issuances.

The Bridge Loan Agreement includes representations and warranties, affirmative and negative covenants, events of default and remedies that generally are similar to (but in some cases more extensive than) those in the Three-Year Credit Agreement.

Certain of the agents and lenders under the Three-Year Credit Agreement and the Bridge Loan Agreement (and their affiliates) have various financing and other relationships with GE and its affiliates in the ordinary course of business.

This summary of the Three-Year Credit Agreement and the Bridge Loan Agreement is qualified in its entirety by reference to the complete text of each agreement, a copy of which is filed as an exhibit to this report and incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

10.1     Three-Year Credit Agreement, among NBC Universal, Inc., the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Lender, Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents, and Bank of America, N.A. and Citigroup Global Markets Inc., as Co-Documentation Agents, dated as of March 19, 2010

10.2     Bridge Loan Agreement, among NBC Universal, Inc., the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents, and Bank of America, N.A. and Citigroup Global Markets Inc., as Co-Documentation Agents, dated as of March 19, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: March 25, 2010	/s/ Jamie S. Miller
Jamie S. Miller
Vice President and Controller

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